360 FUNDS 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 180 to the Registration Statement on Form N-1A of the Stringer Tactical Adaptive-Risk Fund (formerly, Stringer Growth Fund) and to the use of our reports dated April 29, 2024 on the financial statements and financial highlights of the funds comprising of the 360 Fund. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 27, 2024